Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

UNITED ONLINE, INC.

and

FTD COMPANIES, INC.

dated as of

October 31, 2013

TABLE OF CONTENTS

	ARTICLE I
	DEFINITIONS AND INTERPRETATION
Section 1.1	Definitions	1
	ARTICLE II
	GENERAL PRINCIPLES
Section 2.1	Assumption and Retention of Liabilities; Related Assets	4
Section 2.2	Participation in Benefit Plans	5
Section 2.3	Assumption of Certain Benefit Plans	5
Section 2.4	Service Recognition	5
Section 2.5	Approval by United Online As Sole Stockholder	5
Section 2.6	Transfer of Assets	5
	ARTICLE III
	U.S. QUALIFIED DEFINED CONTRIBUTION PLANS
Section 3.1	UOL 401(k) Plan; FTD 401(k) Plan	6
Section 3.2	Contributions as of the Distribution Date	6
	ARTICLE IV
	U.S. HEALTH AND WELFARE PLANS
Section 4.1	Health And Welfare Plans Maintained By United Online Prior To The Distribution Date	6
Section 4.2	Time-Off Benefits	7
	ARTICLE V
	EMPLOYEE STOCK PURCHASE PLAN
Section 5.1	Effect of Distribution on UOL ESPP	7
Section 5.2	Establishment of FTD Employee Stock Purchase Plan
	ARTICLE VI
	EFFECT ON UOL EQUITY AWARDS
Section 6.1	Stock Options	8
Section 6.2	Time-Based Restricted Stock Units	9
	ARTICLE VII
	ADDITIONAL COMPENSATION MATTERS; SEVERANCE
Section 7.1	Annual Incentive Awards	10
Section 7.2	Individual Arrangements	10
Section 7.3	Severance Plans	10
Section 7.4	Sections 162(m)/409A	11
Section 7.5	Certain Director Fees	11
	ARTICLE VIII
	GENERAL AND ADMINISTRATIVE
Section 8.1	Employer Rights	11
Section 8.2	No Rights to Employment	11
Section 8.3	Continuation of Elections/Release Of Information/Right To Reimbursement	11
	ARTICLE IX
	INDEMNIFICATION
Section 9.1	General Indemnification	11
	ARTICLE X
	MISCELLANEOUS
Section 10.1	Further Assurances	12
Section 10.2	Amendments and Waivers	12
Section 10.3	Entire Agreement	12
Section 10.4	Third Party Beneficiaries	12
Section 10.5	Notices	12
Section 10.6	Counterparts; Electronic Delivery	12
Section 10.7	Titles and Headings	12
Section 10.8	Severability	12
Section 10.9	Assignability; Binding Effect	13
Section 10.10	Governing Law	13
Section 10.11	Construction	13
Section 10.12	Performance	13
Section 10.13	Title and Headings
Section 10.14	Schedules	13

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of October 31, 2013, by and between United Online, Inc., a Delaware corporation (“United Online”), and FTD Companies, Inc., a Delaware corporation (“FTD”). United Online and FTD are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, United Online and FTD have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which United Online will be separated into two independent publicly-traded companies: (a) FTD, which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the FTD Business, and (b) United Online, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the UOL Businesses;

WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, the Parties currently intend to effect the distribution by United Online to the holders of outstanding shares of common stock, par value $0.0001 per share, of United Online, on a pro rata basis, of all of the outstanding shares of common stock, par value $0.0001 per share, of FTD, owned by United Online as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of FTD common stock) (the “Distribution”); and

WHEREAS, pursuant to the Separation Agreement, United Online and FTD have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions.  Capitalized terms used, but not defined herein, shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Assets” has the meaning set forth in the Separation Agreement.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control, consulting, non-competition or deferred compensation plan, program, arrangement, agreement or commitment or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock unit, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), in each case, that is sponsored or maintained by such entity or to which such entity contributes or is required to contribute.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Code Section 4980B and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Distribution” has the meaning set forth in the preamble to this Agreement.

“DOL” means the U.S. Department of Labor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Former Employee” means any individual who is a Former UOL Employee or a Former FTD Employee.

“Former FTD Employee” means any individual whose employment with United Online and its Subsidiaries terminated for any reason prior to the Distribution Date and who primarily provided services for an FTD Business at the time of his or her termination of employment.

“Former UOL Employee” means any individual whose employment with United Online and its Subsidiaries terminated for any reason prior to the Distribution Date, other than a Former FTD Employee.

“FTD” has the meaning set forth in the preamble to this Agreement.

“FTD 401(k) Plan” has the meaning set forth in Section 3.1(a).

“FTD Benefit Plan” means any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any member of the FTD Entities or any ERISA Affiliate thereof following the Distribution Date, including the Benefit Plans assumed pursuant to Section 2.3(a).

“FTD Board of Directors” means the board of directors of FTD.

“FTD Business” has the meaning set forth in the Separation Agreement.

“FTD Employee” means any individual who, on or immediately prior to the Distribution Date, is employed by any member of the FTD Entities, including active employees and employees on vacation or approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“FTD Entities” has the meaning set forth in the Separation Agreement.

“FTD Flexible Benefits Program” has the meaning set forth in Section 4.1(c).

“FTD Option” has the meaning set forth in Section 6.1(b).

“FTD Participant” means any individual who is a FTD Employee, a Former FTD Employee, a member of the FTD Board of Directors (including any member of the FTD Board of Directors who also continues as a member of the UOL Board of Directors on and following the Distribution Date) or a beneficiary, dependent or alternate payee of any of the foregoing.

“FTD Post-Separation Stock Price” means the volume weighted average price of a share of FTD Common Stock trading on NASDAQ over the first three trading days following the Distribution Date.

“FTD Ratio” has the meaning set forth in Section 6.1(b)(i).

“FTD Stock Plan” has the meaning set forth in Section 2.5.

“FTD Stock Unit Award” has the meaning set forth in Section 7.2(b).

“FTD Subsidiaries” has the meaning set forth in the Separation Agreement.

“FTD Welfare Plans” has the meaning set forth in Section 4.1(a).

“Group” has the meaning set forth in the Separation Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Participating Company” means United Online and any entity the employees of which are eligible to participate in a UOL Benefit Plan.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Distribution UOL Holder” has the meaning set forth in Section 6.1(a).

“Post-Distribution UOL Option” has the meaning set forth in Section 6.1(a).

“Post-Distribution UOL Stock Unit Award” has the meaning set forth in Section 6.2(a).

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“United Online” has the meaning set forth in the preamble to this Agreement.

“UOL 401(k) Plan” means the United Online, Inc. 401k Plan.

“UOL Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the UOL Entities or any ERISA Affiliate thereof (or to which any such entity contributes or is required to contribute), whether prior to or following the Distribution Date, other than a FTD Benefit Plan.

“UOL Board of Directors” means the board of directors of United Online.

“UOL Businesses” has the meaning set forth in the Separation Agreement.

“UOL Employee” means any individual who, immediately prior to the Distribution Date, is employed by any member of the UOL Entities, including active employees and employees on vacation or approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“UOL Entities” has the meaning set forth in the Separation Agreement.

“UOL ESPP” means the United Online, Inc. 2010 Employee Stock Purchase Plan.

“UOL Flexible Benefits Program” means the United Online, Inc. Flexible Benefit Plan.

“UOL Option” has the meaning set forth in Section 6.1(a).

“UOL Participant” means any individual who is a UOL Employee, a Former UOL Employee, a member of the UOL Board of Directors (whether or not any such Board member continues as a member of the FTD Board of Directors on and following the Distribution Date) or a beneficiary, dependent or alternate payee of any of the foregoing.

“UOL Post-Separation Stock Price” means the volume weighted average price of a share of UOL Common Stock trading on NASDAQ over the first three trading days following the Distribution Date.

“UOL Pre-Separation Stock Price’ means the volume weighted average price of a share of UOL Common Stock trading on NASDAQ over the three trading days immediately preceding the Distribution Date.

“UOL Ratio” has the meaning set forth in Section 6.1(a)(i).

“UOL Severance Plan” means the United Online, Inc. Severance Benefit Plan.

“UOL Stock Plans” means the United Online, Inc. 2001 Stock Incentive Plan, the United Online, Inc. 2010 Incentive Compensation Plan, the United Online 2001 Supplemental Stock Incentive Plan, the FTD Group, Inc. 2005 Equity Incentive Award Plan, and any other stock option or stock incentive compensation plan or arrangement maintained before the Distribution Date for employees, officers, non-employee directors or other independent contractors of any of the UOL Entities, as amended.

“UOL Stock Unit Award” has the meaning set forth in Section 6.2(a).

“UOL Subsidiaries” has the meaning set forth in the Separation Agreement.

“UOL Welfare Plans” means the health and welfare plans set forth on Schedule C hereto.

“U.S.” means the United States of America.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1  Assumption and Retention of Liabilities; Related Assets.

(a)                                 As of the Distribution Date, except as otherwise expressly provided for in this Agreement, United Online shall, or shall cause one or more members of the UOL Entities to, assume or retain and United Online hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all UOL Benefit Plans, (ii) all Liabilities with respect to the employment, service, workers compensation, termination of employment or termination of service of all UOL Employees and Former UOL Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the UOL Entities or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the UOL Entities or whose employment or service is or was otherwise primarily associated with the UOL Businesses), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the UOL Entities or FTD Entities, and (iii) any other Liabilities or obligations expressly assigned to any of the UOL Entities under this Agreement. The Liabilities assumed or retained by the UOL Entities as provided for in this Section 2.1(a) shall be UOL Liabilities for all purposes of the Separation Agreement.

(b)                                 As of the Distribution Date, except as otherwise expressly provided for in this Agreement, FTD shall, or shall cause one or more members of the FTD Entities to, assume or retain, as applicable, and FTD hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all FTD Benefit Plans, (ii) all Liabilities with respect to the employment, service, workers compensation, termination of employment or termination of service of all FTD Employees and Former FTD Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the FTD Entities or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the FTD Entities or whose employment or service is or was otherwise primarily associated with the FTD Businesses), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the UOL Entities or FTD Entities, including but not limited to any corrective contributions to the UOL 401(k) Plan or other payments, in either case which may be due or relate to FTD Employees and Former FTD Employees based on the resolution of any IRS Voluntary Correction Program submission with respect to the UOL 401(k) Plan and (iii) any other Liabilities or obligations expressly assigned to any of the FTD Entities under this Agreement. The Liabilities assumed or retained by the FTD Entities as provided for in this Section 2.1(b) shall be FTD Liabilities for all purposes of the Separation Agreement.

Section 2.2  Participation in Benefit Plans.  Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Distribution Date, (i) each member of the FTD Entities shall cease to be a Participating Company in any UOL Benefit Plan, (ii) each member of the UOL Entities shall cease to be a Participating Company in any FTD Benefit Plan, (iii) each FTD Participant shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any UOL Benefit Plan, with the exception of rights relating to COBRA, and United Online and FTD shall take all necessary action to effectuate each such cessation and (iv) each UOL Participant shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any FTD Benefit Plan, and FTD and United Online shall take all necessary action to effectuate each such cessation.

Section 2.3  Assumption of Certain Benefit Plans.

(a)                                 Prior to and effective as of the Distribution Date, United Online shall take all steps necessary to assign to a member of the FTD Entities, and such member of the FTD Entities shall take all steps necessary to assume, all Liabilities in respect of each Benefit Plan in which only FTD Participants participate, including, but not limited to, the FTD Retirement Plans.

(b)                                 Prior to and effective as of the Distribution Date, FTD shall take all steps necessary to assign to a member of the UOL Entities, and such member of the UOL Entities shall take all steps necessary to assume, all Liabilities in respect of each Benefit Plan in which only UOL Participants participate.

Section 2.4  Service Recognition.

(a)  Pre-Distribution Service Credit.  FTD shall give each FTD Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any FTD Benefit Plan for such FTD Participant’s service with United Online or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized by the applicable Benefit Plans immediately prior to the Distribution Date and United Online shall give each UOL Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any UOL Benefit Plan for such UOL Participant’s service with United Online or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized by the applicable Benefit Plans immediately prior to the Distribution Date; provided that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b)                                 Nothing herein shall limit the UOL Entities or FTD Entities from recognizing service in addition to the service required to be recognized hereunder.

Section 2.5  Approval of FTD Stock Plan by United Online As Sole Stockholder.  Prior to the Distribution Date, FTD shall adopt the FTD Companies, Inc. 2013 Incentive Compensation Plan (the “FTD Stock Plan”). Prior to the Distribution, United Online, as FTD’s sole shareholder, shall approve the FTD Stock Plan.

Section 2.6  Transfer of Assets.  Assets, if any, attributable to the Liabilities referenced in the preceding provisions of this Article II shall be allocated (if applicable) as provided in the remaining provisions of this Agreement.

ARTICLE III

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 3.1  UOL 401(k) Plan; FTD 401(k) Plan.

(a)  Establishment of the FTD 401(k) Plan.  Prior to and effective as of the Distribution Date, FTD shall, or shall cause one or more members of the FTD Entities to, establish a defined contribution plans and trusts for the benefit of FTD Participants (the “FTD 401(k) Plan”). FTD shall take all necessary, reasonable and appropriate action to establish, maintain and administer the FTD 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust(s) is/are exempt under Section 501(a) of the Code. The members of the FTD Entities shall be responsible for any and all Liabilities and other obligations with respect to the FTD 401(k) Plan, and the members of the UOL Entities shall be responsible for any and all Liabilities and other obligations with respect to the UOL 401(k) Plan, except as expressly provided in Section 3.1(b).

(b)  Transfer of UOL 401(k) Plan Assets and Accrued Benefit Liabilities.  As soon as practicable but no later than sixty (60) days following the Distribution Date, United Online shall cause the accrued benefits (reflected in the accounts, including any outstanding loan balances) under the UOL 401(k) Plan attributable to FTD Participants and all of the Assets in the UOL 401(k) Plan related thereto to be transferred in-kind to the FTD 401(k) Plan, and FTD shall cause the FTD 401(k) Plan to accept such transfer of accrued benefits and Assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge in due course in full, all obligations of the UOL 401(k) Plan relating to the accrued benefits of FTD Participants as of the Distribution Date. The transfer of Assets and Liabilities specified in this paragraph shall be conducted in accordance with Section 414(l) of the Code and Section 208 of ERISA.

Section 3.2  Contributions as of the Distribution Date.  All contributions payable to the UOL 401(k) Plan with respect to employee deferrals and contributions, matching contributions and other contributions for FTD Participants through the Distribution Date, determined in accordance with the terms and provisions of the UOL 401(k) Plan, ERISA and the Code, shall be paid by United Online to the UOL 401(k) Plan prior to the date of the Asset transfer described in Section 3.1(b).

Section 3.3  Alternative Date.  Notwithstanding any other provision of this Article III, references to the Distribution Date in this Article III may, in the discretion of United Online and FTD, be deemed to be references to such later date as may be mutually determined by United Online and FTD.

ARTICLE IV

U.S. HEALTH AND WELFARE PLANS

Section 4.1  Health And Welfare Plans Maintained By United Online Prior To The Distribution Date.

(a)  Establishment of the FTD Welfare Plans.  One or more members of the UOL Entities maintain the UOL Welfare Plans for the benefit of eligible UOL Participants and FTD Participants. Prior to and effective as of the Distribution Date, FTD shall, or shall cause a member of the FTD Entities to, adopt, for the benefit of eligible FTD Participants, health and welfare plans, the terms of which are substantially comparable, in the aggregate, to the terms of the UOL Welfare Plans as in effect immediately prior to the Distribution Date (collectively, the “FTD Welfare Plans”).

(b)  Terms of Participation in FTD Welfare Plans.  FTD shall cause the FTD Welfare Plans to (i) waive all preexisting conditions limitations, exclusions, and service conditions with respect to participation and coverage requirements applicable to FTD Participants, other than limitations that were in effect with respect to FTD Participants as of the Distribution Date under the UOL Welfare Plans, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a FTD Participant following the Distribution Date to the extent such FTD Participant had satisfied any similar limitation under the analogous UOL Welfare Plan. FTD Participants shall initially be eligible for participation in and benefits under FTD retiree welfare plans on the same basis under which they were eligible for participation in and benefits under the United Online retiree welfare plans immediately before the Distribution.

(c)  Reimbursement Account Plan.  Prior to and effective as of the Distribution Date, one or more members of the FTD Entities shall establish flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “FTD Flexible Benefits Program”) and each FTD Employee shall be eligible as of the Distribution Date to participate in the FTD Flexible Benefits Program pursuant to the terms of such plan. As of the Distribution Date, FTD shall cause the FTD Flexible Benefits Program to accept a transfer of the health care flexible spending reimbursement accounts of each FTD Employee who participates in the UOL Flexible Benefits Program immediately prior to the Distribution Date, and to honor and continue through October 31, 2013 the elections made by each FTD Employee under the UOL Flexible Benefits Program in respect of the health care flexible spending reimbursement accounts that are in effect immediately prior to the Distribution Date. As soon as practicable following the Distribution Date, United Online shall cause to be transferred from the UOL Flexible Benefits Program to the FTD Flexible Benefits Program the excess, if any, of the aggregate accumulated contributions to the health care flexible spending reimbursement accounts made by FTD Employees prior to the Distribution Date during 2013 over the aggregate reimbursement payouts paid to the FTD Employees for such year from such accounts. FTD shall cause the FTD Flexible Benefits Program to accept a transfer of the dependent care flexible spending reimbursement accounts of each FTD Employee who participates in the UOL Flexible Benefits Program immediately prior to the Distribution Date, and to honor and continue through October 31, 2013 the elections made by each FTD Employee under the UOL Flexible Benefits Program in respect of the dependent care flexible spending reimbursement accounts that are in effect immediately prior to the Distribution Date. As soon as practicable following the Distribution Date, United Online shall cause to be transferred from the UOL Flexible Benefits Program to the FTD Flexible Benefits Program the excess, if any, of the aggregate accumulated contributions to the dependent care flexible spending reimbursement accounts made by FTD Employees prior to the Distribution Date during 2013 over the aggregate reimbursement payouts paid to the FTD Employees for such year from such accounts. From and after the Distribution Date, FTD shall assume and be solely responsible for all claims by FTD Employees under the FTD Flexible Benefits Program incurred at any time during 2013, whether incurred prior to, on or after the Distribution Date, that have not been paid in full as of the Distribution Date.

(d)  Liabilities.

(i)  Insured Benefits.  With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, United Online shall cause the UOL Welfare Plans to fully perform, pay and discharge in due course in full all claims of FTD Participants that are incurred prior to the Distribution Date and FTD shall cause the FTD Welfare Plans to fully perform, pay and discharge in due course in full all claims of FTD Participants that are incurred on or after the Distribution Date.

(ii)  Self-Insured Benefits.  With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (A) United Online shall or shall cause a member of the UOL Entities to fully perform, pay and discharge in due course in full, all claims of FTD Participants that are incurred prior to the Distribution Date, and (B) FTD shall or shall cause a member of the FTD Entities to fully perform, pay and discharge in due course in full all claims of FTD Participants that are incurred on or after the Distribution Date.

(iii)  Incurred Claim Definition.  For purposes of this Section 4.1(e), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

(iv)  Claim Experience.  Notwithstanding the foregoing, the Parties shall take any action necessary to ensure that any claims experience under the UOL Welfare Plans attributable to FTD Participants shall be allocated to the FTD Welfare Plans.

Section 4.2  Time-Off Benefits.  FTD shall credit each FTD Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits that such FTD Participant had earned as of the Distribution Date.

ARTICLE V

EMPLOYEE STOCK PURCHASE PLAN

Section 5.1  Effect of Distribution on UOL ESPP.  Pursuant to the terms of the UOL ESPP, each outstanding purchase right shall automatically be exercised on October 31, 2013 by applying the payroll deductions or other permitted contributions of each participant thereunder to the purchase of shares of UOL Common Stock at the purchase price per share in effect for that purchase interval. However, the applicable limitation on the number of shares of UOL Common Stock purchasable per participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of UOL Common Stock purchasable in total by all participants thereunder. The purchase rights under the UOL ESPP will be subject to the adjustments set forth in Section 6.1(a) below.

ARTICLE VI

EFFECT ON UOL EQUITY AWARDS

Section 6.1  Stock Options.

(a)                                 Each option to purchase UOL Common Stock granted under the UOL Stock Plans (a “UOL Option”) that is outstanding immediately prior to the Distribution Date and that is held by a UOL Employee or a Former Employee, (a “Post-Distribution UOL Holder”) shall be adjusted effective as of immediately prior to the opening of market on the Distribution Date (and shall thereafter be referred to as a “Post-Distribution UOL Option”) as follows:

(i)                                     The number of shares of UOL Common Stock subject to each Post-Distribution UOL Option shall be equal to the product (rounded down to the nearest whole share) of (A) the number of shares of UOL Common Stock subject to the corresponding UOL Option immediately prior to the Distribution Date and (B) a fraction, the numerator of which is the UOL Pre-Separation Stock Price and the denominator of which is the UOL Post-Separation Stock Price (such fraction, the “UOL Ratio”).

(ii)                                  The exercise price per share for each Post-Distribution UOL Option shall be equal to (A) the exercise price of the corresponding UOL Option immediately prior to the Distribution Date divided by (B) the UOL Ratio (rounded up to the nearest whole cent).

(iii)                               Each Post-Distribution UOL Option shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding UOL Option.

(b)                                 Each UOL Option that is outstanding immediately prior to the Distribution Date and that is held by a FTD Employee shall, effective as of immediately prior to the opening of market on the Distribution Date, be assumed and converted into an option to purchase FTD Common Stock (a “FTD Option”) as follows:

(i)                                     The number of shares of FTD Common Stock subject to each FTD Option shall be equal to the product (rounded down to the nearest whole share) of (A) the number of shares of UOL Common Stock subject to the corresponding UOL Option immediately prior to the Distribution Date and (B) a fraction, the numerator of which is the UOL Pre-Separation Stock Price and the denominator of which is the FTD Post-Separation Stock Price (such fraction, the “FTD Ratio”).

(ii)                                  The exercise price per share for each FTD Option shall be equal to the product of (A) the exercise price of the corresponding UOL Option immediately prior to the Distribution Date and (B) a fraction, the numerator of which is the FTD Post-Separation Stock Price and the denominator of which is the UOL Pre-Separation Stock Price.

(iii)                               Each FTD Option shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding UOL Option. With respect to each FTD Option, FTD shall give each FTD Participant full vesting service credit for such FTD Participant’s service with United Online or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding UOL Option immediately prior to the Distribution Date.

(c)                                  Each option to purchase UOL Common Stock granted under the UOL Stock Plans that is outstanding immediately prior to the Distribution Date and that is held by Mark R. Goldston or by a Participant who is a non-employee member of the UOL Board of Directors shall, effective as of immediately prior to the opening of market on the Distribution Date, be assumed and converted into (i) in the case of one-half of such options, Post-Distribution UOL Options; and (ii) in the case of the remaining one-half of such options, FTD Options, in each case utilizing the adjustment mechanisms set forth in Section 6.1(a) and Section 6.1(b) above so that the total aggregate spread value of the UOL Options, on the one hand, and the sum of the total aggregate spread value of the Post-Distribution UOL Options and the FTD Options, on the other, is equivalent. The division of the UOL Options as set forth above in this subsection (c) shall be done on a grant-by-grant basis based on the number of shares underlying each grant of UOL Options. Upon the exercise of (or FTD’s receipt of notice of the intent to exercise) an FTD Option by Mark R. Goldston, FTD shall promptly notify United Online and shall promptly provide documentation and other information necessary to permit United Online to duly and timely prepare and file all Tax Returns (including IRS and other information returns) and duly and timely remit to each Tax Authority any payroll, withholding or other payments due in connection with such exercise. In addition, FTD shall timely pay United Online an amount equal to the applicable income and employment tax withholding due in connection with such exercise. Upon the exercise of (or FTD’s receipt of notice of the intent to exercise) an FTD Option by a member of the UOL Board of Directors, FTD shall promptly notify United Online and shall promptly provide documentation and other information necessary to permit United Online to prepare and file all Tax Returns (including IRS and other information returns) in connection with such exercise. Any terms used in this Section 6.1(c) and not defined herein shall have the meaning set forth in the Tax Sharing Agreement between the parties hereto, dated as of October 31, 2013.

Section 6.2  Time-Based Restricted Stock Units.

(a)                                 Each United Online time-based restricted stock unit award granted under the UOL Stock Plans (including each deferred unit attributable to the deemed investment in UOL Common Stock under a non-qualified deferred compensation plan) (a “UOL Stock Unit Award”) that is outstanding immediately prior to the Distribution Date and that is held by a UOL Employee or a Former Employee shall be adjusted effective as of immediately prior to the opening of market on the Distribution Date (and shall thereafter be referred to as a “Post-Distribution UOL Stock Unit Award”) as follows:

(i)                                     The number of shares of UOL Common Stock subject to each Post-Distribution UOL Stock Unit Award shall be equal to the product (rounded up to the nearest whole share) of (A) the number of shares of UOL Common Stock subject to the corresponding UOL Stock Unit Award immediately prior to the Distribution Date and (B) the UOL Ratio.

(ii)                                  To the extent that a dividend equivalent relating to the Distribution is credited to the account of a holder of a United Online restricted stock unit, (A) the adjustments described in Section 6.2(a)(i) shall be made in a manner which does not result in double crediting; and (B) the ultimate payout of such dividend equivalent shall be made in the form of shares of UOL Common Stock with a value equal to the shares of FTD Common Stock which would otherwise have been released.

(iii)                               Each Post-Distribution UOL Stock Unit Award shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding UOL Stock Unit Award.

(b)                                 Each UOL Stock Unit Award that is outstanding immediately prior to the Distribution Date and that is held by a FTD Employee shall, effective as of immediately prior to the opening of market on the Distribution Date, be assumed and converted into a time-based restricted stock unit award with respect to FTD Common Stock (a “FTD Stock Unit Award”) as follows:

(i)                                     The number of shares of FTD Common Stock subject to each FTD Stock Unit Award shall be equal to the product (rounded up to the nearest whole share) of (A) the number of shares of UOL Common Stock subject to the corresponding UOL Stock Unit Award immediately prior to the Distribution Date and (B) the FTD Ratio.

(ii)                                  To the extent that a dividend equivalent relating to the Distribution is credited to the account of a holder of a United Online restricted stock unit, (A) the adjustments described in Section 6.2(b)(i) shall be made in a manner which does not result in double crediting; and (B) the ultimate payout of such dividend equivalent shall be made in the form of shares of FTD Common Stock.

(iii)                               Each FTD Stock Unit Award shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Distribution Date for the corresponding UOL Stock Unit Award. With respect to each FTD Stock Unit Award, FTD shall give each FTD Participant full vesting service credit for such FTD Participant’s service with United Online or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding UOL Stock Unit Award immediately prior to the Distribution Date.

(c)                                  Each United Online restricted stock unit award granted under the UOL Stock Plans that is outstanding immediately prior to the Distribution Date and that is held by Mark R. Goldston or by a Participant who is a non-employee member of the UOL Board of Directors shall, effective as of immediately prior to the opening of market on the Distribution Date, immediately vest and be settled (i) in the case of one-half of such restricted stock unit awards, UOL Common Stock; and (ii) in the case of the remaining one-half of such restricted stock unit awards, FTD Common Stock, in each case utilizing the adjustment mechanisms set forth in Section 6.2(a)(i) and Section 6.2(b)(i) above so that the total aggregate value of the

United Online restricted stock unit awards, on the one hand, and the aggregate value of the shares of UOL Common Stock and FTD Common Stock, on the other, is equivalent. The division of the United Online restricted stock unit awards as set forth above in this subsection (c) shall be done on a grant-by-grant basis based on the number of shares underlying each grant of United Online restricted stock units.

(d)                                 All of the foregoing adjustments shall be effected in accordance with Sections 424 and 409A of the Code. In no event shall the adjustments set forth in this Section 6.2 serve to provide additional benefits to a holder of restricted stock unit awards beyond what such holder would have received had he or she been the holder of the number of shares of UOL Common Stock equal to the number of such holder’s restricted stock units.

(e)                                  The Parties shall use reasonable best efforts to maintain effective registration statements with the SEC with respect to the awards described in this Article VI, to the extent any such registration statement is required by applicable Law.

ARTICLE VII

ADDITIONAL COMPENSATION MATTERS; SEVERANCE

Section 7.1  Annual Incentive Awards.

(a)  FTD Assumption of Annual Incentive Liability.  Prior to and effective as of the Distribution Date, FTD shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge in due course in full, all obligations relating to any annual incentive awards that any FTD Participant is eligible to receive with respect to calendar year 2013 and, effective as of the Distribution Date, United Online shall have no obligation with respect to any such annual incentive award.

(b)  United Online Assumption of Annual Incentive Liability.  Prior to and effective as of the Distribution Date, United Online shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge in due course in full, all obligations relating to any annual incentive awards that any UOL Participant is eligible to receive with respect to calendar year 2013 and, effective as of the Distribution Date, FTD shall have no obligation with respect thereto.

(c)  Establishment of FTD Annual Incentive Plans.  Prior to and effective as of the Distribution Date, FTD shall adopt annual incentive plans which shall permit the issuance of annual incentive awards on terms and conditions established in the discretion of the FTD Board of Directors and/or the Compensation Committee thereof.

Section 7.2  Individual Arrangements.

(a)  United Online Individual Arrangements.  Except as otherwise provided herein, United Online shall assume or retain, as applicable, and shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to, any employment, change in control, consulting, non-competition, retention or other compensatory arrangement previously entered into or provided by any member of the UOL Entities or FTD Entities to any UOL Participant (the “UOL Participant Agreements”). Effective as of the Distribution Date, FTD shall take all steps necessary to assign to United Online, and United Online shall take all steps necessary to assume, all Liabilities in respect of the UOL Participant Agreements.

(b)  FTD Individual Arrangements.  Except as otherwise provided herein, FTD shall assume or retain, as applicable, and shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to, any employment, change in control, consulting, non-competition, retention or other compensatory arrangement previously entered into or provided by any member of the UOL Entities or FTD Entities to any FTD Participant (the “FTD Participant Agreements”). Effective as of the Distribution Date, United Online shall take all steps necessary to assign to FTD, and FTD shall take all steps necessary to assume, all Liabilities in respect of the FTD Participant Agreements.

Section 7.3  Severance Plans.

(a)  Assumption of Severance Liabilities.  Prior to and effective as of the Distribution Date (i) FTD shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge in due course in full, all obligations relating to any benefit to which a FTD Participant is entitled under the UOL Severance Plan and (ii) United Online shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge in due course in full all obligations relating to any benefit to which the UOL Participant is entitled under a UOL Severance Plan.

(b)  Effect of the Separation on Severance.  United Online and FTD acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment of any FTD Participant for purposes of any policy, plan, program or agreement of any member of the UOL Entities or FTD Entities that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

Section 7.4  Sections 162(m)/409A.  Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards provided for herein), the Parties agree to cooperate in good faith regarding the need to provide treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, to the extent such award or compensation is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

Section 7.5  Certain Director Fees.  United Online shall retain responsibility for the payment of any fees payable in respect of service on the UOL Board of Directors that are payable but not yet paid as of the Distribution Date, and FTD shall have no responsibility for any such payments (whether owed to an individual who is a member of the FTD Board of Directors as of the Distribution Date or otherwise). FTD shall retain responsibility for the payment of any fees payable in respect of service on the FTD Board of Directors, and United Online shall have no responsibility for any such payments (whether owed to an individual who is a member of the UOL Board of Directors as of the Distribution Date or otherwise).

ARTICLE VIII

GENERAL AND ADMINISTRATIVE

Section 8.1  Employer Rights.  Nothing in this Agreement shall (i) prohibit any FTD Entities from amending, modifying or terminating any FTD Benefit Plan at any time in its sole discretion or (ii) prohibit any UOL Entities from amending, modifying or terminating any UOL Benefit Plan at any time in its sole discretion.

Section 8.2  No Rights to Employment.  Nothing in this Agreement is intended to confer upon any employee or former employee of any of the UOL Entities or FTD Entities any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 8.3  Continuation of Elections/Release Of Information/Right To Reimbursement.  Effective as of the Distribution Date, FTD and United Online shall cause each FTD Benefit Plan and each UOL Benefit Plan, respectively, to recognize and maintain all existing elections and designations (including all beneficiary designations) to the extent applicable. To the extent permitted by applicable Law, all authorizations for the release of information and rights to reimbursement made by or relating to FTD Participants under UOL Benefit Plans or by UOL Participants under FTD Benefit Plans shall be transferred to and be in full force and effect under the corresponding FTD Benefit Plans or UOL Benefit Plans, respectively, until such authorizations or rights are replaced or revoked by, or no longer apply to, the relevant FTD Participant or UOL Participant, as the case may be.

ARTICLE IX

INDEMNIFICATION

Section 9.1  General Indemnification.  Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1  Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the matters contemplated by this Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 10.2  Amendments and Waivers.

(a)                                 Subject to Section 11.1 of the Separation Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)                                 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 10.3  Entire Agreement.  This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 10.4  Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.5  Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.10 of the Separation Agreement.

Section 10.6  Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 10.7  Titles and Headings.  Titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.8  Severability.  If any term or other provision of this Agreement or Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any provision in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 10.9  Assignability; Binding Effect.  Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.10  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 10.11  Construction.  This Agreement shall be construed as if jointly drafted by the Parties, and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 10.12  Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 10.13  Schedules.  The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

UNITED ONLINE, INC.

By:	/s/ Neil P. Edwards
	Name:	Neil P. Edwards
	Title:	Executive Vice President and Chief Financial Officer

FTD COMPANIES, INC.

By:	/s/ Becky Sheehan
	Name:	Becky Sheehan
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Employee Matters Agreement]

SCHEDULE A

UOL WELFARE PLANS

MEDICAL

Aetna Select EPO

Aetna Choice POS II Basic

Aetna Choice POS II Plus

Exec—U—Care Plan

DENTAL

Aetna DMO

Aetna PPO Basic

Aetna PPO Plus

Aetna Employee Assistance Program

VISION

VSP

LIFE & AD&D INSURANCE

MetLife Life Insurance

MetLife AD&D Insurance

MetLife Supplemental Life Insurance

SHORT- & LONG TERM DISABILITY

MetLife Short-Term Disability

MetLife Long-Term Disability

FLEXIBLE SPENDING ACCOUNTS

Medical Flexible Spending Account

Dependent Flexible Spending Account

VOLUNTARY BENEFITS

Long Term Care Insurance

Accident Insurance

Whole Life Insurance

Critical Illness Insurance